Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to  the  references  to  our  firm  under  the captions  "Financial
Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated November 23, 2011, on the financial statements and financial highlights of Pioneer Strategic
Income Fund included in the Annual Report to Shareowners for the year ended September 30, 2011 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 22 to the Registration Statement (Form
N-1A, No. 333-71813) of Pioneer  Strategic  Income  Fund.


							/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 23, 2012